Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE4
	Payment Date	10/27/2003

Servicing Certificate	Group 1
Beginning Pool Balance	302,391,299.38
Beginning PFA	0.00
Ending Pool Balance	271,675,469.56
Ending PFA Balance	-
Principal Collections	30,625,992.91
Principal Draws	-
Net Principal Collections	30,625,992.91
Active Loan Count	8,551

Interest Collections	2,178,186.89

Weighted Average Net Loan Rate	8.19250%
Substitution Adjustment Amount	0.00

Excess Cash	655,268.77

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	35,199,915.44	4,484,085.62	0.0126312	30,715,829.82	39,423.91	0.00	0.73%	1.260%
Class A-2	259,510,000.00	259,510,000.00	1.0000000	0.00	980,731.54	0.00	42.23%	4.535%
Class IO	61,451,000.00	61,451,000.00	1.0000000	0.00	384,068.75	0.00	0.00%	7.500%
Certificates	-	-	-	-	655,268.77	-	-	-

Beginning Overcollateralization Amount	7,681,383.94
Overcollateralization Amount Increase (Decrease)	(0.00)
Outstanding Overcollateralization Amount	7,681,383.94
Target Overcollateralization Amount	7,681,383.94

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,334,531.05		48	0.49%
Delinquent Loans (60 Days)*	499,010.20		16	0.18%
Delinquent Loans (90 Days)*	275,466.13		9	0.10%
Delinquent Loans (120 Days)*	380,416.77		13	0.14%
Delinquent Loans (150 Days)*	246,083.20		3	0.09%
Delinquent Loans (180+ Days)*	104,612.80		6	0.04%
REO	-		0	0.00%
Bankruptcy	2,170,989.87		68	0.80%
Foreclosures	132,332.35		4	0.05%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Net Loss Amount	247,645.22
Current Month Loss Amount	89,836.91
Current Month Recoveries	111.98
Net Ending Loss Amount	337,370.15	0.12%

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	73.33
Current Month Net Principal Recovery Amount	111.98
Ending Net Principal Recovery Amount	185.31

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance due note holders	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Current Month Repurchases Units	0
Current Month Repurchases ($)	0